Issuer Free Writing Prospectus dated September 25, 2020

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated September 25, 2020

Registration Statement No. 333-248607

ORPHAZYME A/S

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated September 25, 2020 (the “Preliminary Prospectus”) included in Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-248607) relating to the initial public offering of the ordinary shares (which may be represented by American Depositary Shares) of Orphazyme A/S (the “Company”). Amendment No.  4, including the Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1764791/000119312520254540/d927161df1a.htm

Business Update

On September 24, 2020, the Company received a filing communication from the U.S. Food and Drug Administration (“FDA”) in connection with its new drug application (“NDA”) for arimoclomol for the treatment of Niemann-Pick disease Type C (the “product candidate”). The FDA letter follows acceptance on a priority review basis by the FDA of the Company’s NDA for arimoclomol in NPC and the FDA’s establishment of the Prescription Drug User Fee Act (“PDUFA”) target action date of March 17, 2021. The Company’s receipt of the filing communication does not impact the FDA’s acceptance of the Company’s NDA, the target PDUFA action date or the FDA’s priority review determination. In the letter, the FDA summarized six potential review issues, four of which the Company previously discussed with the FDA. The filing communication constitutes preliminary notice from the FDA of potential review issues as part of its ordinary course review of the NDA. The Company cannot assure you that such issues will not result in a delay of any potential approval of the product candidate by the FDA or a determination by the FDA not to approve the product candidate for marketing in the United States. For a summary of the six potential review issues and additional information regarding the filing communication from the FDA read the “Summary-Recent Developments”, “Risk Factors” and “Business” sections in the Preliminary Prospectus included in Amendment No. 4.

The Company has filed a registration statement (including a prospectus) with the SEC relating to the offering of its ordinary shares (which may be represented by American Depositary Shares) to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering of its ordinary shares (which may be represented by American Depositary Shares). You may obtain these documents for free by visiting EDGAR on the SEC’s Website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Cowen, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or Guggenheim Securities, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.